Exhibit 10.17

AV HOMES, INC.

2015 INCENTIVE COMPENSATION PLAN

Restricted Stock Unit Award Agreement

AV Homes, Inc. (the “Company”), pursuant to its 2015 Incentive Compensation Plan (the “Plan”), hereby grants to you, the Participant named below, an award of units representing the right to receive shares of the Company’s common stock, whose vesting is subject the satisfaction of service-based conditions shown below (the “Restricted Stock Units” or the “Units”).  The terms and conditions of this Restricted Stock Unit Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: [_______]
Vesting Schedule:	Restricted Stock Units will vest in the amounts and on the dates shown below if the vesting conditions set forth in the Terms and Conditions are satisfied.

Scheduled Vesting Dates	Number of Restricted Shares That Will Vest

[_______]	[_______]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Unit Award.

PARTICIPANT:	AV HOMES, INC.

By:
[Name]

AV Homes, Inc.

2015 Incentive Compensation Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1.    Grant of Restricted Stock Units.  The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Stock Units specified on the cover page of this Agreement.  Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted will be credited to an account in your name maintained by the Company.  This account will be unfunded and maintained for book-keeping purposes only.

2.    Restrictions on Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units.  The Units and your right to receive shares of the Company’s common stock (“Shares”) in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 3.

3.    Vesting of Restricted Stock Units.  For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date on which Units subject to this Award vest as provided in this Section 3.

(a)     Scheduled Vesting.  If you remain a Service provider to the Company or any of its subsidiaries continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)     Death or Disability.  If your Service terminates prior to vesting in full of the Units by reason of your death or Disability, then a portion of the unvested Units will vest as of the date of the termination of your Service.  That portion shall be equal to an amount determined by multiplying the number of Units that are scheduled to vest on the next Scheduled Vesting Date by a fraction, the numerator of which is the number of days between the last Scheduled Vesting Date prior to termination of Service and the date of termination of Service, and the denominator of which is 365 days.

(c)     Accelerated Vesting.  Notwithstanding Section 3(a), all outstanding Units will vest in full if your Service to the Company and its subsidiaries terminates within 24 months after a Change in Control (as defined in Section 2(g) of the Plan or any employment agreement between you and the Company) due to your involuntary termination without Cause or to your voluntary termination for Good Reason.

4.    Settlement of Units.  The Company will promptly, but no later than two and one half months after a Vesting Date, cause to be issued and delivered to you one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be effected by the delivery of a stock certificate evidencing the Shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account designed by you, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable laws, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction of such vested Units.  Upon settlement of the Units, the Participant will obtain, with respect to the Shares, full voting and other rights as a stockholder of the Company.

5.    Forfeiture of Units.  Subject to the provisions of Sections 3(b) and 3(c), if you experience a termination of Service, any unvested Units subject to this Award shall be forfeited and you shall have no further interest in, or right to receive Shares in settlement of, such Units.

6.    Dividend Equivalents.  If, prior to the vesting of any Units, a cash dividend is declared and paid by the Company with respect to its common stock, you will be credited as of the applicable dividend payment date with an additional number of Units (the “Dividend Units”) equal to (i) the total cash dividend you would have received if the number of Units credited to you under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number).  Once credited to your account, Dividend Units will be considered Units for all purposes of this Agreement, including vesting.

7.    No Stockholder Rights Before Settlement.  You will have no rights of a stockholder of the Company with respect to any Shares subject to this Unit until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made.  Except as provided in Section 6 above, no adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

8.    Withholding Taxes.  You hereby authorize the Company (or any Company subsidiary) to withhold from the Shares that would otherwise be issued to you upon vesting of the Units to satisfy any federal, state or local withholding taxes that may be due as a result of the receipt or vesting of the Units, unless you have made other arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan.

9.    Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)     Cause.  “Cause” shall mean: (i) an act of dishonesty in connection with your responsibilities as an employee; (ii) your arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Company’s board of directors (the “Board”) in good faith determines is damaging to the reputation or operation of the Company; (iii) your insubordination or willful refusal to follow reasonable directives of the CEO or the Board; (iv) your breach or threatened breach of any fiduciary duty or duty of loyalty to the Company; (v) your gross negligence or willful misconduct in the performance of your duties as an employee of the Company; (vi) your engagement in conduct that the CEO or the Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its subsidiaries; or (vii) your failure to perform your assigned duties, and, where such failure is curable, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company.

(b)     Good Reason.  “Good Reason” for voluntary termination of employment following a Change in Control shall mean the occurrence of one or more of the following events, so long as you provided written notice to the Company of the event not later than thirty (30) days after it occurred and the condition resulting from the event has not been remedied by the Company within thirty (30) days after its receipt of such notice: (i) without your prior written consent, your then current annual base salary is reduced by 20% or more; (ii) without your prior written consent, your place of employment is relocated more than  fifty (50) miles from its location on the Grant Date; (iii) a material reduction in your duties or responsibilities as an employee; provided, however, that a change in your reporting relationship or a change in your title will not, by itself, be sufficient to constitute a material reduction in duties or responsibilities; or (iv) the Company materially breaches any provision of this Agreement or any employment agreement between you and the Company.  Any of the foregoing events shall cease to be Good Reason if you do not terminate your employment within sixty (60) days after the event occurs.

10.  Governing Plan Document.  This Agreement and Restricted Stock Unit Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern.  You acknowledge that any Shares delivered pursuant to this Agreement will be subject to the terms of the Company’s Securities Trading Policy or any successor insider trading policy adopted by the Company from time to time.

11.  Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

12.  Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.  Other Agreements.  You agree that in connection with the settlement of the Units and issuance to you of any Shares,

you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

14.  Restrictive Legends.  The Company may place a legend or legends on any certificate representing Shares issued upon settlement of the Units summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 13 of this Agreement.  You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

15.  No Right to Continued Employment.  This Agreement does not give you a right to continued employment with the Company or any of its subsidiaries, and the Company or any such subsidiary may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

16.  Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8601 N. Scottsdale Road, Suite 225, Scottsdale, Arizona 85253, Attention: Corporate Secretary, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

17.  No Waiver; Amendments.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision or of any other provision of this Agreement.  This Agreement can be modified or amended only by a written agreement signed or otherwise authenticated in a manner approved by the Company by both parties hereto.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.